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Pricing Supplement dated July 29, 2005 	                         Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)


	                  TOYOTA MOTOR CREDIT CORPORATION

	                  Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $25,000,000		    Trade Date: July 29, 2005
Issue Price: 100%			    Original Issue Date: August 10, 2005
Interest Rate: 5.25% per annum		    Net Proceeds to Issuer:  $25,000,000
Interest Payment Dates: Each February 10    Principal's Discount or
  and August 10, commencing 			Commission:  0.0%
  February 10, 2006
Stated Maturity Date: August 10, 2017


________________________________________________________________________________




Day Count Convention:
   [X]  30/360 for the period from August 10, 2005 to August 10, 2017
   [ ]  Actual/365 for the period from   	        to
   [ ]  Other (see attached)                       to

Redemption:
   [ ]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [X]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:  August 10, 2007.  See "Additional Terms of the
            Notes - Redemption"
        Initial Redemption Percentage: 100%
        Annual Redemption Percentage Reduction: Not Applicable

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
       Total Amount of OID:
       Yield to Maturity:
       Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                          ___________________________

                           Deutsche Bank Securities


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	                  ADDITIONAL TERMS OF THE NOTES

Further Authorizations

          Effective June 16, 2005, in supplement to the $7,000,000,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 2, 2004, TMCC authorized the offer and issuance from time to time of an additional $5,500,000,000 aggregate principal amount of its Medium-Term Notes.

Redemption

	The Notes are subject to redemption by TMCC, in whole, on the Initial Redemption Date stated above and on each Interest Payment Date thereafter subject to not less than 30 nor more than 60 days' prior notice.

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated March 17, 2005 and an Appointment Agreement Confirmation dated July 29, 2005 (collectively, the "Agreement") between TMCC and Deutsche Bank Securities Inc. ("Deutsche Bank"), Deutsche Bank, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. Deutsche Bank may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

            Under the terms and conditions of the Agreement, Deutsche Bank is committed to take and pay for all of the Notes offered hereby if any are taken.